UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

December 1, 2020

(Date of the earliest event reported)

Simulations Plus, Inc.

(Exact name of registrant as specified in its charter)

California	001-32046	95-4595609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

42505 10th Street West, Lancaster, California 93534-7059

(Address of principal executive offices) (Zip Code)

661-723-7723

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14z-12 under Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SLP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers

Departure of John Kneisel

Effective December 1, 2020, John Kneisel has retired as the Chief Financial Officer (CFO) and Secretary of Simulations Plus, Inc., a California corporation (the “Company”). Mr. Kneisel will continue in an advisory role until February 28, 2021 to assist with the transition period for the new CFO.

Appointment of Will Frederick

Effective December 1, 2020, Will Frederick, 57, has been appointed Chief Financial Officer and Secretary of the Company. Mr. Frederick brings more than 25 years of financial leadership experience to the company. He has a proven track record of developing and implementing strategies to drive revenue growth, increase profitability, managing merger & acquisition activities and achieving corporate objectives. He has global experience with both publicly traded and privately held companies including Pharsight, Entelos, Avaya, The Walt Disney Company and Ford Motor Company amongst others. Prior to joining the Company, from 2015 to present, Mr. Frederick served as President and Managing Director of RightPlace Enterprises providing C-Suite level strategic and financial consulting services to multiple companies. He served as Interim Chief Financial Officer at Sysorex Global Holdings Corp. from October 2014 to January 2015. He served as Chief Financial Officer at Neural ID LLC from April 2014 to September 2014. He served as Chief Financial Officer of Entelos Holding Corp. from January 2012 to January 2014, at which time it was acquired by Rosa & Co. Mr. Frederick holds a M.B.A degree from California State University at Long Beach and a B.A. degree in Finance from California State University at Fullerton.

Effective December 1, 2020, the Company entered into an Employment Agreement with Mr. Frederick that expires December 1, 2022. Pursuant to the Employment Agreement, Mr. Frederick will receive an annual base salary of $270,000 and an initial, one-time equity grant of 20,000 options to purchase the Company’s common stock under the 2017 Simulations Plus, Inc. Equity Incentive Plan (the “Plan”). In addition, Mr. Frederick is also eligible for an annual performance bonus based upon actual performance in relation to specific performance metrics annually determined mutually with the CEO and approved by the Compensation Committee of the Board of Directors. The metrics and their corresponding targets will consist of strategic and financial Company, division and personal goals. The annual performance bonus will consist of annual equity grants of between 5,000 and 15,000 options to purchase the Company’s common stock under the Plan, as determined by the Company’s Board of Directors, and an annual cash performance bonus of between 25-35% of his base salary, with a target cash performance bonus of 30%, or $81,000.

In the event that Mr. Frederick is terminated without Cause (as defined in the Employment Agreement), Employee shall be paid his salary and benefits through the effective date of termination. In addition, so long as he signs a release of claims, he shall receive a one-time payment of an amount equal to twelve (12) months of his base salary and COBRA continuation benefits for the twelve (12) months after termination paid for by the Company.

There is no arrangement or understanding between Mr. Frederick and any other person pursuant to which Mr. Frederick was appointed as Chief Financial Officer. There are no family relationships between Mr. Frederick and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer. Mr. Frederick is not a participant in, nor is Mr. Frederick to be a participant in, any related-person transaction or proposed related-person transaction required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with this appointment.

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Item 7.01	Regulation FD Disclosure.

On December 1, 2020, the Company issued a press release announcing Mr. Kneisel’s departure and Mr. Frederick’s appointment. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit 99.1 contains forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements.

The information set forth under Item 7.01 of this Current Report on Form 8-K (“Current Report”), including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of such section. The information in Item 7.01 of this Current Report, including Exhibit 99.1, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing, except as expressly set forth by specific reference in such a filing. This Current Report will not be deemed an admission as to the materiality of any information in this Current Report that is required to be disclosed solely by Regulation FD.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description

99.1	Press Release of Simulations Plus, Inc., dated December 1, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIMULATIONS PLUS, INC.

Dated: December 1, 2020	By:	/s/ Shawn O’Connor
Shawn O’Connor Chief Executive Officer

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